Calculation of Filing Fee Tables
S-3
Elevance Health, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Senior Debt Securities	457(r)				0.000087
Fees to be Paid	2	Debt	Subordinated Debt Securities	457(r)				0.000087
Fees to be Paid	3	Equity	Preferred Stock	457(r)				0.000087
Fees to be Paid	4	Equity	Common Stock, par value $0.01 per share	457(r)				0.000087
Fees to be Paid	5	Other	Depositary Shares	457(r)				0.000087
Fees to be Paid	6	Other	Warrants	457(r)				0.000087
Fees to be Paid	7	Other	Rights	457(r)				0.000087
Fees to be Paid	8	Other	Stock Purchase Contracts	457(r)				0.000087
Fees to be Paid	9	Other	Stock Purchase Units	457(r)				0.000087
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices, along with an indeterminate amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of the securities offered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, settlement, conversion or exchange of other securities or that are issued in units.

[2]	See Note 1.

[3]	See Note 1.

[4]	See Note 1.

[5]	See Note 1. Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.

[6]	See Note 1. The warrants covered by this registration statement may be warrants for shares of common stock, shares of preferred stock or depositary shares representing shares of preferred stock.

[7]	See Note 1.

[8]	See Note 1. Each stock purchase contract obligates Elevance Health, Inc. to sell, and obligates the holder thereof to purchase, an indeterminate amount of shares of preferred stock or common stock being registered hereby.

[9]	See Note 1. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee. Each stock purchase unit consists of a stock purchase contract and senior debt securities or subordinated debt securities of Elevance Health, Inc. or debt obligations of third parties, including United States Treasury securities.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date